December 1, 2004

NEWS RELEASE

Symbols:  TSX-Ven.CDU

FSX.CR5

DRILLING COMMENCES AT LA ZORRA

Cardero Resource Corp. (the “Company”) is pleased to announce that drilling commenced on November 25, 2004 at its La Zorra Gold – Copper Project, Sonora State, northwest Mexico.  The 12 hole ~2,000m reverse circulation drill program is anticipated to take approximately one month to complete at a cost of approximately US $175,000 and will target three areas: Bonancita, Los Gachupines and Batamote West.  Results will be announced following receipt, compilation and analysis by the Company.

The La Zorra property, which consists of one large and three small exploration concessions aggregating approximately 24,819 hectares held under option agreements, is located in the southern Sonora desert approximately 120 km south-east of the city of Hermosillo.  Work to date by Cardero includes: geological mapping, rock and soil geochemistry and geophysics (ground magnetics and an induced polarization survey).

Cretaceous andesitic to dacitic flows and pyroclastic units underlie the southern and central parts of the property and are intruded by two Upper Cretaceous to Lower Tertiary dioritic to granodioritic stocks of the Sonora Batholith.  To the north, the property is covered by a thick section of younger Miocene conglomerates and volcanics.

Vein-type mineralization is widespread, with in excess of 30 mineral occurrences discovered to date.  Mapping by Company geoscientists indicates that the vein mineralization, spatially associated with the intrusive stocks, displays a well-developed zonation from a proximal Au-rich core (Au – Au-Cu ± Ag) to intermediate silver (Ag ±Au-base metals) to distal base metal (Pb-Zn-Cu ±Ag) mineralization.

The Bonacita deposit, the largest of the vein occurrences, is located in the southernmost part of the property and contains numerous overgrown pits, shafts and declines in addition to two old mills and several old buildings.  Historic mining, considered to have occurred in the early 1900s, occurred over a broad area (approximately 600 by 500m), exploiting numerous closely spaced, intrusion hosted, north to north-north-west trending, easterly dipping (40 – 50°), auriferous quartz vein and quartz vein swarms and intervening fracture mineralization.  Evidence of old dry placer workings occurs in the main drainage immediately west of the outcropping mineralization.  Examination of the veins indicates that they contain free gold and associated silver and minor base metals.

In 1989, Penoles transected the area with three trenches spaced about 50m apart.  Subsequent sampling confirmed the presence of gold mineralization – the best section reportedly averaged 5.5 g/t Au over 20m.  No additional work occurred.

Geochemical sampling by the Company (rock and soil) has confirmed the earlier results.  Rock characterization samples returned values ranging from 0.015 to 5.66 g/t Au.  A modest soil sampling program, comprised of 8 east–west lines at 100m intervals and 12.5m stations (for a total of 196 samples), produced results ranging from 6 to +2000 ppb Au.  Work to date suggests that there may be potential for a bulk tonnage operation.

In the centre of the property, significant areas of poorly exposed, high level porphyry type alteration and angular copper float mineralization are present.  Some of the more significant occurrences include:

Los Gachupines, where mapping has identified a broad area (800 by 900m) of poorly exposed alteration with both porphyry and high sulphidation characteristics.  A follow-up IP survey identified a chargeability anomaly that correlates well with the known limits of alteration and traces the zone over a strike length of approximately 1km.  The anomaly appears to broaden and strengthen with depth and remains open to the north-west and south-east.  A 143 soil sample program at 25m stations on five 100m east–west lines returned Cu values ranging from 21 – 715 ppm.

Batamote West, located approximately 3 km east of the Los Gachupines zone, where a similar, large area of porphyry and epithermal type hydrothermal alteration occurs.  Alteration, exposed in a number of small outcrops and float, extends over an area of about 5km squared and consists of propylitically altered volcanics with zones of moderate to strong quartz-sericite-tourmaline-pyrite alteration.  Debris fields of epithermal-type gossanous vein quartz and vuggy replacement-type silica were noted in a number of places.  Mineralized float in one area assayed 2.97% Cu, 7.86 g/t Au and 6.6 g/t Ag.  In this region an IP survey outlined a chargeability anomaly 1 to 1.5km wide and in excess of 1.7km long.  The anomaly remains open to the north-west and south-east and appears to broaden and strengthen with depth.

The alteration recognized at both Los Gachupines and Batamote West is interpreted to be related to porphyry copper mineralization at depth which has been overprinted by structurally controlled copper-silver-gold epithermal style mineralization.  The areal extent of these zones and their apparent continuation at depth as well as the high grade of the associated float samples makes them very attractive exploration targets.

EurGeol Mark D. Cruise, Cardero’s Vice President-Exploration, a qualified person as defined by National Instrument 43-101, supervised the preparation of the information contained in this news release.  Mr. Gary Belik, P.Geo. is the Qualified Person on behalf of Cardero for the La Zorra project and provides overall project supervision including the design and implementation of the work program and the quality control and quality assurance programs.  For further information regarding the La Zorra Property, previous results and the quality control and quality assurance programs, please see the Company’s press release of June 2, 2004 and the March 29, 2004 report by Mr. Belik, available under the Company’s profile at .sedar.com.

The Company is well financed with over $18 million in the treasury and well positioned to continue to explore its projects in Mexico, Peru, and Argentina.  The common shares of the Company are currently listed on the TSX Venture Exchange (symbol CDU) and on the Frankfurt Stock Exchange (symbol CR5).  The Company is actively evaluating gold, silver, copper and iron ore-copper-gold (IOGC) projects which will ensure the recognition of Cardero as a world-class exploration and development company.

On Behalf of the Board of Directors of

CARDERO RESOURCE CORP.

“Henk Van Alphen, President” (signed)

Hendrik van Alphen, President

Contact Information:

Quentin Mai, Manager – Corporate Communications & Investor Relations

Email:  qmai@cardero.com

Phone: (604) 408-7488 / Fax:  (604) 408-7499

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release which has been prepared by management.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding future anticipated exploration program results and the timing thereof, discovery and delineation of mineral resources/reserves, business and financing plans, business trends and future operating revenues.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend estimate, postulate and similar expressions, or which by their nature refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, the Company’s ability to identify one or more economic deposits on its properties, to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.

This press release is not an offer to buy or sell securities in the United States.